SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

iSOCIALY, INC.

(Exact name of registrant as specified in its charter)

Delaware

81-4146463

(State or Jurisdiction of

(IRS Employer

incorporation or organization)

Identification No.)

1224 Mill Street, Suite 67, Connecticut 06023

 (860) 249-1099

(Address of principal executive offices)

(Telephone Number)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.0001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer o	Accelerated filer o

Non-accelerated filer o	Smaller reporting company ☒

(Do not check if a smaller reporting company)

Item 1. Business

When used in this Form 10, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date hereof.  iSocialy expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based. This discussion should be read together with the financial statements and other financial information included in this Form 10. Readers should carefully review the other  documents  the Company files  with  the  Securities  and Exchange Commission,  including  the Quarterly Reports on Form 10-Q, the Annual Report on Form 10-K and any Current Reports  on  Form 8-K filed by the Company.

Background

iSocialy, Inc. (“iSocialy,” “we” or the “Company”) was incorporated on October 7, 2016 to engage in the business of developing, marketing, and promoting  social media and other apps for mobile/smartphone platforms such as iOS and Android. Although we have acquired a few apps for future marketing, our primary strategy is as a service provider to our customers. We had no revenues through June 30, 2017.

In August, 2017, iSocialy engaged in a holding company reorganization with a company formerly known as Jingwei International Limited (“Jingwei”)., which formerly owned operating subsidiaries in the People’s Republic of China. Prior to the reorganization, Jingwei had no assets or liabilities. See “Reorganization” below.

Our Business

Apps for smartphones and other mobile devices have become one of the fastest growing tech industries. According to Statista, as of March 31, 2017 there were 2.8 million apps available on Android and 2.2 million on iOS platforms, the two largest. The mobile device, especially the smartphone, has become the primary computing and communications device for a significant portion of the population. Not only have operators of desktop platforms  and programs developed, and continued to develop, mobile device apps for their customers, there are innumerable developers inventing novel apps which have changed the way we live.

Apps can generate revenue from a variety of revenue models. The simplest model is the traditional software sale of a license for a fixed amount.  These are usually apps with a specialized market with proprietary information  or specialized content .   Most apps are initially free to the consumer, and derive their revenue from advertisements or from in-app purchases such as game tokens. Free apps often provide the “lite” version of the application, providing full functionality only upon purchase.  Other free apps only function as the gateway for businesses or services that earn revenues from purchases. Except in the latter case, development and design of a successful app requires that the inventor fill an existing or perceived need or utility.

As with any new product entry, most apps designed as stand-alone revenue sources generate little  or no revenue.  Most apps are developed by independent developers, who lack  funds for marketing of their apps, or who do not already have an existing base of successful apps from which they can cross promote.

A well-designed and  useful app will have few users if it is not promoted.  iSocialy intends to provide a full host of services to customers, not limited to app design and development, but including marketing, promotion, co-branding, and event coordination. We believe that although there are many well established app developers, and innumerable independent app developers worldwide, there are few, if any, companies which offer the integrated design and marketing approach as part of our business plan.

Although we have not yet entered into agreements to develop and promote apps for others, we plan to do so, on a contract fee basis. In some cases we may agree on partial fee payment and on a revenue share basis. Custom designed apps are especially suitable for companies which already have an existing  customer base or product, and wish to facilitate orders or customer service with that app. For example, a restaurant could offer its customers with an app that enables them to make reservations or purchase take out orders.

Our company website is www.iSocialy.com. We are not soliciting investors via our web site and do not incorporate it by reference in this Registration Statement.

Pushnote, LLC

We have a 15% interest in Pushnote, LLC, which owns the Pushnote app. Pushnote is a messaging app. We do not manage or control the activities of  Pushnote, LLC. Pushnote had no operations since its inception.

Employees

We currently have no  employees other than our officer. We usually employ independent contractors on a work for hire basis.

Intellectual Property Rights

We have internally developed artificial intelligence software for our  app creation process, and we purchase off the shelf software from time to time. None of our software is critically unique for our business.  We have also internally developed or acquired apps, but do not expect that commercial exploitation of these apps will be a material part of our future revenue.

Reorganization

Jingwei International Limited, a publicly traded Nevada corporation with all of its operations in the PRC, was abandoned by the former management and its  charter was revoked by the State of Nevada for delinquent franchise tax payments. Pursuant to the petition of a non-affiliated stockholder, the Nevada District Court (case number A-16-741213-B) appointed a stockholder, George Bikakis,  as Custodian pursuant to Nevada Revised Statutes §78.347.  The custodian received 1,500,000 shares for payment of his expenses.   Together with the 23,375 shares of Jingwei outstanding prior to the custodianship, this resulted in a total of 1,523,375  shares outstanding  (all share numbers in this Registration Statement effect to a 1-for-1000 reverse stock split effected in January 2017).

The presentation below information regarding the reorganization of iSocialy, Inc.,  a Nevada corporation formerly known as Jingwei International Limited, trading under the symbol JNGW and then PPPS, into a Delaware corporation named iSocialy, Inc.  This reorganization was effected in two stages. iSocialy, Inc. (Nevada) first reincorporated in Delaware by merger into a wholly-owned Delaware subsidiary, iSocialy Interim Corporation.  This reincorporation required the approval of the majority shareholder of iSocialy Inc. (Nevada), acting by consent action. The approval of the public shareholders of iSocialy, Inc. Nevada was not solicited, and therefore the merger did not constitute a "sale" of securities under Securities Act Rule 145. In connection with the reincorporation, each outstanding share of iSocialy, Inc. Nevada was converted into one new share of iSocialy InterimCorporation.  iSocialy, Inc. (Delaware) was acquired and become a wholly-owned subsidiary of iSocialy Interim Corporation; iSocialy, Inc. (Delaware) in turn owned all the shares of iSocialy Merger Corporation.

iSocialy Interim Corporation then underwent a holding company reorganization under Delaware General Corporation Law Section 251(g) The result of the holding company reorganization was that the existing liabilities and assets of iSocialy Interim Corporation became held by iSocialy Merger Corporation, the subsidiary of iSocialy, Inc. (Delaware)  and the public shareholders of iSocialy Interim were deemed to have exchanged their shares for shares in iSocialy, Inc. (Delaware). This reorganization did not require shareholder approval under Delaware Section 251(g).

Following the reorganization, iSocialy, Inc. (Delaware) became publicly trading and was the successor to the stock symbol PPPS. iSocialy Merger Corporation was disposed of to a non-affiliated party.

Item 1A. Risk Factors

Inapplicable to smaller reporting companies.

Item 2. Financial Information

Critical Accounting Policies and Estimates

Use of estimates. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Convertible Instruments and Derivative Liabilities

From time-to-time, the Company may issue convertible promissory notes and debentures with conversion features that the Company has determined represent an embedded derivative as they are convertible into a variable number of shares upon conversion. Accordingly, these notes and debentures are not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. The Company believes that the aforementioned embedded derivatives meet the criteria of ASC 815 (formerly SFAS 133 and EITF 00-19), and should be accounted for separately as derivatives with a corresponding value recorded as a liability. Accordingly, the fair value of these derivative instruments are recorded as a liability on the balance sheet with the corresponding amount recorded as a discount to the notes in the period in which they are issued. Such discount is capitalized and amortized over the life of the notes. The change in the fair value of the liability for derivative contracts is credited to other income (expense) in the statements of operations at the end of each quarter. The face amount of the corresponding notes are stripped of their conversion feature due to the accounting for the conversion feature as a derivative, which is recorded using the residual proceeds to the conversion option attributed to the debt.

Recent Accounting Policies

See financial statements for a discussion of applicable recent accounting pronouncements.

Plan of  Operations and Liquidity

From inception on October 7, 2016 through March 31, 2017 and June 30, 2017, our operations have been limited to acquiring our intellectual property, organizational matters and strategic planning. All of our funds to date have been provided by our control shareholder, and as of June 30, 2017, we had $0 in cash. We expect to need significant capital to effect our business plan.

In the next twelve months, we expect that we will need approximately $20,000 to market our existing applications, $20,000 to develop other applications for which we have conceptualized to date, and $80,000 for general and administrative purposes. In addition, should we be successful in obtaining contracts to develop applications for third parties, we believe we may need a limited amount of working capital; however, we primarily expect app development to be paid in advance by the customer.

We have no plan to raise this capital, and no person has agreed to invest in any debt or equity offering of the Company. In addition, we have outstanding a $2,500,000 convertible debenture, accruing interest at 10% per annum, which matures on October 27, 2017. The principal payment of $100,000 originally due on  December 31, 2016 was extended to Ocotber 15, 2017. Under the terms of the convertible note, the holder is now able to accelerate the repayment of the entire note. As of June 30, 2017, accrued interest on the note was $147.917. We have no source of cash to repay this note.

Our future operating results are subject to many variables, including:

o     Continued consumer acceptance of our products,

o     protection of our proprietary rights

o     development of new applications,

o     obtaining customers for our products

o     our ability to obtain financing; and

o     other risks which we identify in future filings with the SEC.

Any or all of our forward looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward looking statement can be guaranteed. In addition, we undertake no responsibility to update any forwardlooking statement to reflect events or circumstances which occur after the date of this prospectus.

Contractual Obligations and Off-Balance Sheet Arrangements

We do not have any contractual obligations, other than the convertible debenture disclosed above, or off balance sheet arrangements.

Item 3. Properties

We use a minimal amount of office space provided by our officer. We expect that we will not need dedicated office space until such time as we obtain revenues.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of Company common stock as of the date of this registration statement by (i) each person known by iSocialy to be the beneficial owner of more than 5% of the outstanding shares of common stock, and (ii) each of iSocialy' directors and executive officers.  Unless otherwise noted below, iSocialy believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.  For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

Name

Common Stock

Percentage

George Bikakis(1)

1,500,000

98.5%

President and director

All officers and

directors as a group

(1 person)

1,500,000

98.5%

(1) Address is c/o the Company.

Item 5. Directors and Executive Officers

The sole member of the Board of Directors of iSocialy serves until the next annual meeting of stockholders, or until his successors have been elected.  The executive officer serves at the pleasure of the Board of Directors.  The following is the director and executive officer of iSocialy.

George Bikakis, age 43, has been President, Chief Financial Officer and Director of iSocialy since August, 2017. He received a degree in Finance from the University of Connecticut in 2001 and had about 15year’s experience in the hospitality sector. For the past five years, he has been engaged in private business consulting.

Item 6. Executive Compensation

 There is no option or non-cash compensation plan at this time.  No amounts are paid or payable to directors for acting as such. From inception in October 2017 to March 31, 2017,  iSocialy had one board of directors meeting. No Board committees have been established. Due to the small size of iSocialy’s operations, the entire Board of Directors functions as the audit committee. We have no independent directors.

The following table sets forth the compensation of iSocialy's executive officers for the period October 7, 2016 (inception) to March 31, 2017.

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year(b)	Salary($) (c)	Bonus ($)(d)	StockAwards($)(e)	Option Awards ($)(f)	NonEquityIncentivePlanCompensation($) (g)	NonqualifiedDeferredCompensationEarnings($)(h)	All Other Compensation ($)(i)	Total ($) (j)
George Bikakis , CEO and CFO	2017		0	0	0	0	0	0

Item 7. Certain Relationships and Related Transactions, and Director Independence

In connection with the acquisition of iSocialy in August 2017, the Company guaranteed its outstanding $2,500,000 convertible promissory note owed to Bedrock VC, Inc., a corporation controlled by Candice Georgiadis, the founder of iSocialy. The note was originally issued in exchange for intellectual property assets contributed by her to iSocialy.

The Company does not have any independent directors. Since the Company’s Common Stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

Under NASDAQ Listing Rule 5605(a)(2), an "independent director" is a "person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director."

We do not currently have a separately designated audit, nominating or compensation committee and cannot forecast when we will have such committees.

Item 8. Legal Proceedings.

iSocialy is not a party to any pending legal proceeding.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity

iSocialy’s common stock has been assigned the symbol PPPS. A name, symbol change and 1-for-1000 reverse stock split was effected on January 25, 2017. The former symbol was JNGW. Trading is sporadic and irregular and there is no regular trading market. As of June 30, 2017, there were approximately ___ record holders of common stock. The following table provides historical trading information as adjusted for the reverse stock split. Prices do not reflect retail mark-downs and commissions and may not reflect actual transactions. The last sale price of the common stock was $1.10 on September 30, 2017.

Calendar Quarter Ended	High Sales Price	Low Sales Price

March 31, 2017	$250.00	$10.00
December 31, 2016	350.00	199.90
September 30, 2016	200.00	179.30
June 30, 2016	179.30	110.00

March 31, 2016	110.00	110.00
December 31, 2015	110.00	110.00
September 30, 2015	110.00	110.00

Item 10. Recent Sales of Unregistered Securities.

These transactions by were exempt under section 4(2) of the Securities Act of 1933 as one not involving any public solicitation or public offering, and was also exempt under Section 4(6) as an offering solely to accredited investors not involving any public solicitation or public offering.

In August 2017, the Company effected a holding company reorganization.  This transaction was exempt from registration because no public shareholders were solicited for approval of the reorganization and it therefore did not involve any offer or sale, pursuant to Securities Act Rule 145.

Item 11. Description of  Registrant’s Securities to be Registered.

Common Stock

iSocialy's Articles of Incorporation authorize the issuance of 480,000,000 shares of common stock, $.0001 par value per share, of which 1,523,375 shares were outstanding as of September 30, 2017.    Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights.  Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore.  In the event of a liquidation, dissolution or winding up of iSocialy, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the liquidation preference to holders of Preferred Stock.  Holders of common stock have no preemptive rights to purchase iSocialy's common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Meetings of stockholders may be called by the board of directors, the chairman of the board, the president, or by one or more holders entitled to cast in the aggregate not less than 20% of the votes at the meeting.  Holders of a majority of the shares outstanding and entitled to vote at the meeting must be present, in person or by proxy, for a quorum to be present to enable the conduct of business at the meeting.

Preferred Stock

iSocialy's Articles of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock, $.0001par value, of which no shares of Preferred Stock are outstanding.

iSocialy's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.  iSocialy considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise.  If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in iSocialy's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities.  Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock.  Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock.  The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance.  Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to iSocialy's common stock or any other series of preferred stock which iSocialy may issue.  The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of iSocialy.

iSocialy intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

The transfer agent for the common stock is Empire Stock Tranfer, Henderson, Nevada.

Item 12. Indemnification of Officers and Directors

iSocialy has adopted provisions in its Certificate of Incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware Business Corporation Law.  Under iSocialy's Certificate of Incorporation, and as permitted under the Delaware Business Corporation Law, directors are not liable to iSocialy or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors.  Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to iSocialy or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law.  Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve iSocialy or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of iSocialy where indemnification will be required or permitted.  iSocialy is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of iSocialy pursuant to the foregoing provisions, or otherwise, iSocialy has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by iSocialy of expenses incurred or paid by a director, officer or controlling person of iSocialy in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, iSocialy will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data.

The required financial statements are appended to this Registration Statement.  As a smaller reporting company, the Company is not required to furnish any supplementary data.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not Applicable.

 Item 15. Financial Statements and Exhibits

(a) Financial Statements:

Report of Independent Registered Public Accounting Firm

Balance Sheets as of March 31, 2017

Statements of Operations for the period from inception (October 7, 2016) to March 31, 2017

Statements of Changes in Stockholder’s Deficiency for the period from inception (October 7, 2016) to March 31, 2017

Statements of Cash Flows for the period from inception (October 7, 2016) to March 31, 2017

Notes to Financial Statements

 Balance Sheets as of June 30, 2017 and March 31, 2017 (unaudited)

Statements of Operations for the three months ended June 30, 2017 (unaudited)

Statements of Cash Flows for the three months ended June 30, 2017 (unaudited)

Notes to Financial Statements (unaudited)

(a) Exhibits

3.

Certificate of Incorporation and Bylaws

3.1 Certificate of Incorporation (filed herewith)

3.2 Amendment to Certificate of Incorporation (filed herewith)

2.2

Bylaws (filed herewith)

10.1

Cconvertible Promissory Note (filed herewith)

All other Exhibits called for by Rule 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 2, 2017.

iSOCIALY, INC.

By:

/s/ George Bikakis

George Bikakis, President

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING  FIRM

Board of Directors and Stockholders

 iSocialy, Inc.

Greenwich , CT

We have audited the accompanyi ng balance sheet of iSocialy Inc. (the "Company") as of March 31,2017, and the related statements of operations, changes in stockholder's deficiency , and cash flows for the period from inception (October 7, 2016) to March 31, 2017. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2017 , and the results of its operations and its cash flows for the period from inception (October 7, 2016) to March 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 2 to the financial statements , the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are described in Note 2. The financial .statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ Paritz & Company P.A.

Hackensack, New Jersey

September 28, 2017

ISOCIALY, INC.
BALANCE SHEET
MARCH 31, 2017

ASSETS

CURRENT ASSETS:
Cash	$29
TOTAL CURRENT ASSETS	29

OTHER ASSETS:
Intellectual property rights	28,292
Investment -related party	3,255
TOTAL OTHER ASSETS	31,547
TOTAL ASSETS	$31,576

LIABILITIES AND STOCKHOLDER'S DEFICIENCY

CURRENT LIABILITIES:
Accrued expenses	$175
Accrued interest-- related party	85,417
Derivative liability	2,270,000
Convertible note payable - related party, net
of debt discount of $1,650,685	849,315
TOTAL CURRENT LIABILITIES	3,204,907

STOCKHOLDER'S DEFICIENCY:
Common stock, no par value, 1,000 shares authorized;
1,000 shares issued and outstanding	2,367
Accumulated deficit	(3,175,698)
TOTAL STOCKHOLDER'S DEFICIENCY	(3,173,331)
TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY	$31,576

See notes to financial statements.

ISOCIALY, INC.
STATEMENT OF OPERATIONS
FROM INCEPTION (OCTOBER 7, 2016) TO MARCH 31, 2017

REVENUE	$--

COSTS AND EXPENSES:
Selling, general and administrative	2,513
TOTAL COSTS AND EXPENSES	2,513

LOSS FROM OPERATIONS	(2,513)

OTHER INCOME (EXPENSES):

Change in fair value of derivative liabilities	445,930
Interest expense, related party	(1,150,662)
TOTAL OTHER INCOME (EXPENSES)	(704,732)

LOSS BEFORE INCOME TAX	(707,245)
INCOME TAX	--

NET LOSS	$(707,245)

BASIC AND DILUTED LOSS PER SHARE	$(707.25)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	1,000

See notes to financial statements

ISOCIALY, INC.

STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIENCY

FROM INCEPTION (OCTOBER 7, 2016) TO MARCH 31, 2017

	COMMON STOCK				ACCUMULATED		
	SHARES		AMOUNT		DEFICIT		TOTAL
BALANCE - INCEPTION (OCTOBER 7, 2016)	--	$	--	$	--	$	--
ISSUANCE OF SHARES FOR CASH	1,000		2,367				2,367
CONVERTIBLE NOTE ISSUED IN EXCHANGE FOR INTELLECTUAL PROPERTY					(2,468,453)		(2,468,453)
NET LOSS					(707,245)		(707,245)
BALANCE - MARCH 31, 2017	**1,000**	**$**	**2,367**	**$**	**(3,175,698)**	**$**	**(3,173,331)**

See notes to financial statements

ISOCIALY, INC.
STATEMENT OF CASH FLOWS
FROM INCEPTION (OCTOBER 7, 2016) TO MARCH 31, 2017

OPERATING ACTIVITIES:
Net loss	$(707,245)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest due to related party	85,417
Non-cash interest expense	1,065,245
Change in fair value of derivative liabilities	(445,930)
Changes in operating assets and liabilities:
Accrued expenses	175
NET CASH USED IN OPERATING ACTIVITIES	(2,338)

FINANCING ACTIVITIES:
Issuance of common stock for cash	2,367
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,367

INCREASE IN CASH AND CASH END OF PERIOD	$29

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$--
Income taxes	$--
Non-cash transaction:
Issuance of convertible notes in exchange for intellectual
property rights and 15% equity of related entity	$2,500,000

See notes to financial statements

iSOCIALY, INC.

NOTES TO  FINANCIAL STATEMENTS

_________________________________________________________________________________________

1

 BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business description

iSocialy, Inc. (the "Company") was incorporated in the State of Delaware on October 7, 2016 for the

purpose of developing and marketing social media applications.

Development Stage Company

The Company is considered to be in the development stage as defined in ASC 915 "Development

Stage Entities." The Company is devoting substantially all of its efforts to the development of its business plans. The Company has elected to adopt early application of Accounting Standards Update

No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting

Requirements; and does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United

States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates. A change in managements' estimates or assumptions could have a material impact on the Company's financial condition and results of operations during the period in which such changes occurred.

Start-Up Costs

In accordance with ASC 720, "Start-up Costs", the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Cash

The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Property, plant and equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts , and any resulting gain or loss is reflected in income for the period.

_________________________________________________________________________________________

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets.  The estimated useful lives of depreciable assets are:

Office equipment

5-10 years

Copier

5-7 years

Vehicles

5-10 years

Website/software

 3-5 years

As of March 31, 2017, the Company had no fixed assets; intellectual property rights include website and software which were not depreciated during the period as they had not yet been placed into service.

Investments

The Company accounts for investments using the equity method of accounting if the investment gives the Company the ability to exercise significant influence over, but not control of, an investee. Significant influence generally exists if the Company has an ownership interest representing between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and the Company's proportionate share of earnings or losses and distributions. The Company records its share of the investee's earnings or losses in earnings (losses) from unconsolidated entities, net of income taxes in the accompanying consolidated statements of operations. The Company evaluates its equity method investment for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such investment may have experienced other than temporary decline in value. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and management considers the decline in value to be other than temporary value, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.

The Company accounts for investment using the cost method of accounting if the Company has an ownership interest below 20% and does not have the ability to exercise significant influence over an investee.

Advertising

Advertising expenses are recorded as general and administrative expenses when they are incurred. There was no advertising expense for the period presented.

Research and Development

All research and development costs and software development costs are expensed as incurred. There was no research and development expense for the period presented.

Income tax

The Company is subject to income taxes in the U.S. Significant judgment is required in evaluating the Company's uncertain tax positions and determining its provision for income taxes. In accordance with FASS ASC Topic 740, "Income Taxes," the Company provides for the recognition of deferred tax assets if realization of such assets is more likely than not.

    _________________________________________________________________________________________

Non-Cash Equity Transactions

Shares of equity instruments issued for non-cash consideration are recorded at the fair value of the consideration received based on the market value of services to be rendered, or at the value of the stock given, considered in reference to contemporaneous cash sale of stock.

Fair Value Measurements

FASB ASC Topic 825, Financial Instruments, requires disclosures about  fair value of financial instruments in the financial reports. For the Company, this statement applies to certain investments and long-term debt. Also, the FASB ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements.  ·

Various inputs are considered when determining the value of the Company's investments and debt. The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities. These inputs are summarized in the three broad levels listed below.

"

Level 1 - observable market inputs that are unadjusted quoted prices for identical assets or liabiliities in active markets.

"

Level 2 - other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc.)

"

Level 3 - significant unobservable inputs (including the Company's own assumptions in determining the fair value of investments) .

The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate methodologies; however, considerable judgment is required in interpreting information necessary to develop these estimates. Accordingly, the Company's estimates of fair values are not necessarily indicative of the amounts that the Company could realize in a current  market exchange.

The fair values of cash and cash equivalents and accounts payable approximate their carrying amounts because of the short maturities of these instruments.

The fair value of note payable approximates carrying values, net of discounts applied, based on market rates currently available to the Company and their short maturities.       ·

The derivative liability which consists of embedded conversion feature in connection with the Company's convertible debt, classified as a level 3 liability, is the only financial liability measured at fair value on a recurring basis. (See Note 4).

A summary of the changes in fair value of derivative liabilities is as follows:

Balance – October 7, 2016	$ -
Issuance of convertible notes	2,715,930
Change in fair value included in earnings	(445,930)
Balance – March 31, 2017	$ 2,270,000

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Convertible Instruments and Derivative Liabilities

From time-to-time, the Company may issue convertible promissory notes and debentures with conversion features that the Company has determined represent an embedded derivative as they are convertible into a variable number of shares upon conversion. Accordingly, these notes and debentures are not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. The Company believes that the aforementioned embedded derivatives meet the criteria of ASC 815 (formerly SFAS 133 and EITF 00-19), and should be accounted for separately as derivatives with a corresponding value recorded as a liability. Accordingly, the fair value of these derivative instruments are recorded as a liability on the balance sheet with the corresponding amount recorded as a discount to the notes in the period in which they are issued. Such discount is capitalized and amortized over the life of the notes. The change in the fair value of the liability for derivative contracts is credited to other income (expense) in the statements of operations at the end of each quarter. The face amount of the corresponding notes are stripped of their conversion feature due to the accounting for the conversion feature as a derivative, which is recorded using the residual proceeds to the conversion option attributed to the debt.

Basic and diluted earnings per share

Basic earnings per share are based on the weighted-average number of shares of common stock outstanding. Diluted Earnings per share is based on the weighted-average number of shares of common stock outstanding adjusted for the effects of common stock that may be issued as a result of the following types of potentially dilutive instruments:

"

Warrants,

"

Employee stock options, and

"

Other equity awards, which include long-term incentive awards.

FASS ASC Topic 260, Earnings Per Share, requires the Company to include additional shares in the computation of earnings per share, assuming dilution.

Diluted earnings per share is based on the assumption that all dilutive options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options are assumed to be exercised at the time of issuance, and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Basic and diluted earnings per share are the same as there were no potentially dilutive instruments for the period presented.

Stock Based Compensation

For purposes of determining the variables used in the calculation of stock compensation expense under the provisions of FASS ASC Topic 505, "Equity" and FASB ASC Topic 718, "Compensation  Stock Compensation," the Company performs an analysis of current market data and historical company data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the statement of operations In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company's financial statements.

_________________________________________________________________________________________

Recently Issued Accounting  Pronouncements

In January 2017, the FASS issued ASU 2017-01, Business Combinations -Clarifying the Definition of a Business which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company does not expect this new guidance to have a material impact on its financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task

Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to  have a material impact on the Company's present or future financial statements.

2.

GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its business plan and eventually attain profitable operations.

During the next year, the Company's foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and marketing expenses. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, the Company has relied upon funds from its stockholders. Management may raise additional capital through future public or private offerings of the Company's stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company's failure to do so could have a material and adverse affect upon its operations and its stockholders.

3.

ACQUISITION OF ASSETS - RELATED PARTY

In October 2016, the Company entered into a Bill of Sale agreement with Bedrock VC, Inc., a Delaware corporation ("BVC"). Pursuant to the agreement, the Company issued a convertible promissory note in the principal amount of $2.5 million to SVC (see Note 4) in exchange for intellectual property assets owned by BVC and for a 15% equity ownership in a limited liability company controlled by our sole stockholder and officer. Intellectual property assets consist of software applications and domain names which were valued at their cost of $28,292 .  15% equity ownership was valued at book value of $3,255. The Company accounted for this investment using the cost method. Since the Company's sole stockholder and officer is the sole stockholder of BVC, the acquisition was considered a transfer of assets and equity ownership between entities that are under common control. In accordance of ASC 805, historical carrying values were used as the value of assets and equity ownership acquired.

_________________________________________________________________________________________

As of March 31, 2017, the intellectual property assets had not yet been placed into service, and the limited liability company had not yet commenced operations . No depreciation and amortization was  recorded for the period from inception (October 7, 2016) to March 31, 2017.

4

CONVERTIBLE NOTE PAYABLE - RELATED PARTY

On October 27, 2016 , we issued a convertible promissory note in the face amount of $2,500,000 to BVC (see Note 3). The note bears interest at 10% per annum, and $100,000 was due and payable on December 31, 2016 with the remainder due on October 27, 2017. The note is convertible into common stock at a 50% discount to the trading price of the common stock. The holder of the note has agreed to extend the due date of the $100,000 payment until October 15, 2017. None of the note has been paid as of March 31, 2017 or in any subsequent period .

The Company has determined that the conversion feature embedded in the notes referred to above contains a potential variable conversion amount which constitutes a derivative and has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt. The excess of the derivative value over the face amount of the note is recorded immediately to interest expense at inception.

The conversion feature included in the note was valued at $2,715,930 at issuance date and resulted in an initial debt discount of $2,500,000 which is amortized over the term of the convertible promissory note. The excess of conversion feature of $215,930 was recorded as interest expense at the issuance date. During the period ended March 31, 2017, the amount amortized for debt discount was $849,315.

At March 31, 2017 the Company reported a change in the value of the derivative liabilities of $445,930.

5

CAPITAL STOCK

The Company has authorized to issue 1,000 shares of common stock with no par value. On October 7, 2016, 1,000 shares were issued to the Company's sole stockholder and officer for

$2,367.

6

INCOME TAXES

The Company records its income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes".

The reconciliation of income tax expense at the U.S. statutory rate of 34% to the Company's effective tax rate is as follows:

U.S. statutory rate

$  240.463

Permanent difference

   (210,566)

Change of valuation allowance

     (29,897)

Effective tax

$              --

The Company has net operating losses carryforward of approximately $88,000 which will expire in 2037. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets of approximately $29,000 relating to NOLs for the period because it is more likely than not that all of the deferred tax asset will not be realized.

_________________________________________________________________________________________

7         LOSS PER SHARE

Net loss per share is computed by dividing the loss from operations available to common stockholders by the weighted average number of shares outstanding for the period. Dilutive loss per share was not presented because it would be antidilutive.

8

 SUBSEQUENT EVENTS

The Company has evaluated events occurring after the date of these financial statements through September 28, 2017, the date that these financial statements were available to be issued. The following subsequent events need to be disclosed.

On August 14, 2017, the Company consummated a merger with a public company formerly known as Jingwei International Limited (“Jingwei”). Prior to the merger, Jingwei had no assets or liabilities. In connection with the merger, Jingwei engaged in a holding company reorganization. The merger will be accounted for as a recapitalization in which the Company will be the accounting survivor.

On August 14, 2017, the Company filed a certificate of amendment with the State of Delaware to increase the total number of authorized shares to 500,000,000. 480,000,000 shares are common stock with a par value of $0.0001 per share and 20,000,000 shares are preferred stock with a par value of $0.0001 per share.

ISOCIALY, INC.
BALANCE SHEETS
(unaudited)
	June 30, 2017	March 31, 2017

ASSETS

CURRENT ASSETS:
Cash	$-	$29
TOTAL CURRENT ASSETS	-	29

OTHER ASSETS:
Intellectual property rights	28,292	28,292
Investment-related party	3,255	3,255
TOTAL OTHER ASSETS	31,547	31,547
TOTAL ASSETS	$31,547	$31,576

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued expenses	$175	$175
Accrued interest-- related party	147,917	85,417
Derivative liability	2,090,000	2,270,000
Convertible note payable - related party, net
of debt discount of $1,027,397 and $1,650,685	1,472,603	849,315
TOTAL CURRENT LIABILITIES	3,710,695	3,204,907

STOCKHOLDERS' DEFICIENCY:
Common stock, no par value, 1,000 shares authorized;
1,000 shares issued and outstanding	6,392	2,367
Retained earnings (accumulated deficit)	(3,685,540)	(3,175,698)
TOTAL STOCKHOLDER'S DEFICIENCY	(3,679,148)	(3,173,331)
TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY	$31,547	$31,576

See notes to financial statements.

ISOCIALY, INC.
STATEMENT OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2017
(unaudited)

REVENUE	$--

COSTS AND EXPENSES:
Selling, general and administrative	4,054
TOTAL COSTS AND EXPENSES	4,054

LOSS FROM OPERATIONS	(4,054)

OTHER INCOME (EXPENSES):

Change in fair value of derivative liabilities	180,000
Interest expense, related party	(685,788)
TOTAL OTHER INCOME (EXPENSES)	(505,788)

LOSS BEFORE INCOME TAX	(509,842)
INCOME TAX	--

NET LOSS	$(509,842)

BASIC AND DILUTED INCOME (LOSS) PER SHARE	$(509.84)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	1,000

See notes to financial statements.

ISOCIALY, INC.
STATEMENT OF CASH FLOWS
THREE MONTHS ENDED JUNE 30, 2017
(unaudited)

OPERATING ACTIVITIES:
Net loss	$(509,842)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest due to related party	62,500
Non-cash interest expense
Change in fair value of derivative liability	(180,000)
Amortization of discount on debenture payable	623,288
Changes in operating assets and liabilities:
Accrued expenses	--
NET CASH USED IN OPERATING ACTIVITIES	(4,054)

FINANCING ACTIVITIES:
Contribution to capital	4,025
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,025

INCREASE IN CASH AND CASH END OF PERIOD	$(29)

Cash beginning of period	29
Cash end of period	$--

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$--
Income taxes	$--

See notes to financial statements.

iSOCIALY, INC.

NOTES TO UNAUDITD FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2017

_________________________________________________________________________________________

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

iSocialy, Inc. was incorporated in the State of Delaware on October 7, 2016 for the purpose of developing and marketing social media applications.

Fiscal Year - The Company’s fiscal year-end is March 31.

Use of Estimates - The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in managements' estimates or assumptions could have a material impact on the Company's financial condition and results of operations during the period in which such changes occurred.

Basis of Presentation- The accompanying unaudited financial statements for the three months ended June 30, 2017 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the financial statements for the period ended March 31, 2017, and all normal recurring adjustments considered necessary for a fair presentation have been included.  Operating results for the three months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the year ending March 31, 2018 or any subsequent periods.  The balance sheet as of March 31, 2017 has been derived from the audited financial statements at that date. These unaudited financial statements should be read in conjunction with the financial statements and related notes thereto included in this Form 10 for the period ended March 31, 2017.

 2 - GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations.  Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its business plan and eventually attain profitable operations.  The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

During the next year, the Company's foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and marketing expenses.  The Company may experience a cash shortfall and be required to raise additional capital.

Historically, the Company has relied upon funds from its shareholders.  Management may raise additional capital through future public or private offerings of the Company's stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing.  The Company's failure to do so could have a material and adverse affect upon its operations and its shareholders.

_________________________________________________________________________________________

3 – INTELLECTUAL PROPERTY RIGHTS

As of June 30 , 2017, the intellectual property assets had not yet been placed into service, so no depreciation was recorded for the three months ended June 30, 2017.

4 – CONVERTIBLE NOTE PAYABLE - RELATED PARTY

On October 27, 2016, we issued a convertible promissory note in the face amount of $2,500,000 to a party affiliated with an officer and director. The consideration was certain intellectual property rights and a minority interest in a limited liability company. The note bears interest at 10% per annum, and $100,000 is due and payable on December 31, 2016 with the remainder due on October 27, 2017. The note is convertible into common stock at a 50% discount to the trading price of the common stock. The holder of the note has agreed to extend the due date of the $100,000 payment until Ocotber 15, 2017. None of the note has been paid as of June 30, 2017.

The Company has determined that the conversion feature embedded in the notes referred to above contain a potential variable conversion amount which constitutes a derivative and has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt. The excess of the derivative value over the face amount of the note is recorded immediately to interest expense at inception.

The conversion feature included in the note resulted in an initial debt discount of $2,500,000 and a derivative liability balance of $2,715,930 at issuance.

During the three months ended June 30, 2017, the Company recorded $62,500 interest expense on the convertible note. The amortization of debt discount of $623,288 was recorded as interest expenses in the three months ended June 30, 2017.

At June 30, 2017, the Company revalued the derivative liability of the note, resulting in a change in the fair value of derivative liability balance of $180,000.

5  - CAPITAL STOCK AND SECURITIES

During the three months ended June 30, 2017, our sole stockholder made cash a contribution of $4,025 to the Company to cover certain expenses.

6 -  INCOME TAXES

The Company records its income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". The Company has incurred significant net operating losses since inception resulting in a deferred tax asset, which was fully allowed for; therefore, the net benefit and expense resulted in $-0- income taxes.

7 - SUBSEQUENT EVENT

On August 14, 2017, the Company filed a certificate of amendment with the State of Delaware to increase the total number of authorized shares to 500,000,000. 480,000,000 shares are common stock with a par value of $0.0001 per share and 20,000,000 shares are preferred stock with a par value of $0.0001 per share.

On August 14, 2017, the Company consummated a merger with a public company formerly known as Jingwei International Limited (“Jingwei”). Prior to the merger, Jingwei had no assets or liabilities. In connection with the merger, Jingwei engaged in a holding company reorganization. The merger will be accounted for as a recapitalization in which the Company will be the accounting survivor.